Greenville, South Carolina (November 10, 2004) - KEMET Corporation (NYSE:KEM) announced that Ms. Maureen (Moe) Grzelakowski has joined the company's Board of Directors. Ms. Grzelakowski is a technology industry consultant and is a senior advisor to Investor Growth Capital. Previously, Ms. Grzelakowski managed several billion-dollar international telecom businesses during her tenure at AT&T and Motorola, and was most recently the Senior Vice President responsible for Wireless Activity at Dell Computer Co. Ms. Grzelakowski received a BS in Computer Science/Electrical Engineering, an MS in Computer Science and an MBA from Northwestern University, where she received the Outstanding Student Award (i.e., top academic student). She was awarded AT&T's Catherine B. Cleary Award for "Woman of the Year" in 1994 for both starting new businesses and for turning around AT&T's largest equipment business. She was also the recipient of New York's YWCA's Woman Achiever Award in 1993. In 1990 she received Mayor Daley's Distinguished Service Award for participating in Chicago's loaned executive program and for her contri-butions to urban education reform.

KEMET Chief Executive Officer Dr. Jeffrey Graves said, "We are very pleased to have attracted a board member of Moe's caliber. Her experience in the rapidly changing global telecommunications and electronics industry will be invaluable as we position KEMET to leverage the strengths and opportunities we have in the marketplace."

KEMET Corporation is a preferred supplier of standardized components to the world's most demanding customers of quality, delivery, and service. KEMET's common stock is listed on The New York Stock Exchange under the symbol KEM. Additional information can be found at http://www.KEMET.com/ir.